February 16, 2024

Securities and Exchange Commission
100 F Street NE
Washington, DC 20549-28-21
Re: Endexx Corporation
Commission File No. 000-30233

Dear Sir or Madam,

On February 15, 2024, we received a copy of the Form 8-K that was filed today on February 16, 2024 from Endexx Corporation (the "Company") addressing a change in the Registrant's Certifying Accountant. The Form 8-K states that on February 9, 2024, the Company dismissed Turner, Stone & Company, L.L.P. as its independent auditors. We disagree with the statement provided in the Form 8-K because on February 5, 2024, we notified the Audit Committee of the Company that we had resigned as the Company's independent registered public accounting firm and we issued a resignation letter on February 9, 2024 with the effective date of notification of February 5, 2024.

Sincerely,

Turner, Stone & Company, L.L.P.

Turner, Stone & Company, L.L.P.

Turner, Stone & Company, L.L.P.
Accountants and Consultants
12700 Park Central Drive, Suite 1400
Dallas, Texas 75251
Telephone: 972-239-1660 / Facsimile: 972-239-1665
Toll Free: 877-853-4195
Web site: turnerstone.com